Exhibit 10.1

[Pursuant to Instruction No. 6 of Item 1.01 of Form 8-K, certain identified information has been excluded from this Exhibit 10.1 because it is both not material and is the type of information that the registrant treats as private or confidential.]

Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement

by and between

C-Bond Systems, Inc.;

C-Bond Systems, LLC;

Patriot Glass Solutions, LLC;

Badcer Ops, Inc.:

Jeff Badders;

Badders Children’s Trust;

Mercer Street Global Opportunity Fund, LLC

and

Michael Wanke

i

Exhibits

Exhibit A	Assigned Personal Property
Exhibit B	Assigned Trademarks
Exhibit C	Assigned Patents
Exhibit D	Merchant Cash Advances
Exhibit E	Representative Agreement
Exhibit F	Trade Payables and Credit Cards

Exhibit X-1(A)	PGS Assignment of Membership Interests
Exhibit X-1(B)	C-Bond LLC Assignment of Membership Interests
Exhibit X-2	Bill of Sale
Exhibit X-3	Trademark Assignment and License Agreement
Exhibit X-4	Patent Assignment
Exhibit X-5	Badcer Stock Power
Exhibit X-6	Mr. Wanke Stock Power
Exhibit X-7	Badders Trust Stock Power
Exhibit X-8	Mr. Badders Stock Power

ii

Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement

This Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement (this “Agreement”) is made and entered into as of this 30th day of January, 2025 (the “Effective Date”), by and between (i) C-Bond Systems, Inc., a Colorado corporation (“C-Bond”); (ii) C-Bond Systems, LLC, a Texas limited liability company and a wholly owned subsidiary of C-Bond (“C-Bond LLC”); (iii) Patriot Glass Solutions, LLC, a Texas limited liability company (“Patriot”); (iv) Badcer Ops, Inc., a Nevada corporation (“Badcer”); (v) Jeff Badders (“Mr. Badders”); (vi) Badders Children’s Trust (“Badders Trust”); (vii) Mercer Street Global Opportunity Fund, LLC (“Mercer”); and (viii) Michael Wanke (“Mr. Wanke”). C-Bond, C-Bond LLC, Patriot, Badcer, Mr. Badders, Badders Trust, Mercer and Mr. Wanke may be referred to herein collectively as the “Parties” and each individually as a “Party”.

WHEREAS, on August 9, 2024, C-Bond, C-Bond LLC, and Patriot (collectively, the “Debtors”) issued a Promissory Note and Security Agreement in the principal amount of $990,000 to Mr. Badders, and in addition C-Bond has issued to Mr. Badders certain additional promissory notes, which may or may not have been satisfied prior to the Effective Date (all such promissory notes, collectively, the “Badders Notes”);

WHEREAS, the Debtors’ obligations under the Badders Notes are secured by a lien on all assets of the Debtors granted under Article 9 of the Texas Uniform Commercial Code (the “Badders Lien”), as documented by the terms of the Badders Notes and by the terms of a Patent Security Agreement dated August 9, 2024 and executed by C-Bond and C-Bond LLC (the “Security Agreement”);

WHEREAS, the Badders Lien has been perfected by: (i) the filing of a Form UCC-1 with the State of Texas (Filing No. 24-0046368477); and (ii) the filing of an assignment document with the U.S. Patent and Trademark Office (Assignment ID: 421802);

WHEREAS, Mr. Badders has assigned all of his right, title, and interest in and to the Badders Notes and the Badders Lien to Badcer;

WHEREAS, the Debtors’ obligations arising under some or all of the Badders Notes are currently in default;

WHEREAS, on October 15, 2021, C-Bond issued to Mercer an Original Issue Discount Senior Convertible Promissory Note in the original principal amount of $825,000, and in addition C-Bond has issued to Mercer certain additional promissory notes, which may or may not have been satisfied prior to the Effective Date (all such promissory notes, collectively, the “Mercer Notes”);

WHEREAS, Mercer has filed a lien on certain assets of the Debtors with respect to the Mercer Notes (the “Mercer Lien”);

WHERAS, C-Bond’s obligations under some or all of the Mercer Notes are currently in default;

WHEREAS, Mercer has assigned all of its right, title, and interest in and to the Mercer Notes to Badcer;

WHEREAS, Badcer is the holder of 6,550 shares of Series C Convertible Preferred Stock, par value $0.010 per share, (the “C-Bond Preferred Stock”) of C-Bond (the “Badcer Preferred Shares”), Mr. Wanke is the holder of 28,021,016 shares of common stock, par value $0.001 per share (the “C-Bond Common Stock”) of C-Bond (the “Wanke Common Shares”), Mr. Badders is the holder of 19,306,454 shares of C-Bond Common Stock (the “Badders Common Stock”) and Badders Trust is the holder of 11,538,462 shares of C-Bond Common Stock (the “Badders Trust Common Shares”) each of such Parties desires to sell such securities to C-Bond, and C-Bond desires to redeem such securities from such Parties;

WHEREAS, Mercer has transferred to Badcer a Common Stock Purchase Warrant for the purchase of 16,500,000 shares of C-Bond Common Stock, issued to Mercer on October 15, 2021 (the “C-Bond Warrant”); and

WHEREAS, the Parties now desire to undertake the transactions as set forth herein;

NOW, THEREFORE, for and in consideration of the promises and covenants herein contained, and for other valuable consideration received, the sufficiency of which is hereby expressly acknowledged, it is hereby mutually agreed by and between the Parties hereto, and each of them, as follows:

Article I. Definitions

Section 1.01 Defined Terms. In addition to the other terms defined herein, for purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(c)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(d)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(e)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(f)	“Knowledge of the Debtors” means the actual knowledge, assuming due inquiry, of any director, manager or executive officer of any of the Debtors.

(g)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(h)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(i)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(j)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(k)	“Transaction Documents” means this Agreement and the other instruments, agreements and documents executed and delivered by any one or more of the Parties to any one or more of the other Parties as set forth herein, including the Ancillary Documents.

(l)	“Transactions” means the transactions contemplated by the Transaction Documents.

(m)	“UCC” means the Uniform Commercial Code in effect in the State of Texas as of the Effective Date, unless otherwise specifically indicated.

Section 1.02 Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (vi) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. The Transactions

Section 2.01 Recitals Incorporated. The recitals and prefatory phrases and paragraphs set forth above are true and correct and are hereby incorporated in full and made a part of this Agreement.

Section 2.02 Settlement.

(a)	On the Effective Date and at the Closing (as defined below), and pursuant to Section 9-620 of the UCC, the Debtors hereby voluntarily transfer, convey and assign to Badcer all of the Debtors’ legal, equitable and beneficial right, title and interest in and to all assets of the Debtors, including, but not limited to, the following:

(i)	The 80% of the Membership Interest (as defined in the Operating Agreement of Patriot, dated as of July 2021 (the “PGS Operating Agreement”)) of Patriot, and the Units (as defined in the Operating Agreement) comprising such 80% of the Membership Interests of Patriot, which are held by C-Bond (the “PGS Assigned Membership Interests”);

(ii)	100% of the membership interests of C-Bond LLC, which are held by C-Bond (the “C-Bond LLC Assigned Membership Interests” and, together with the PGS Assigned Membership Interests, the “Assigned Membership Interests”);

(iii)	the personal property described more fully in Exhibit A hereto, together with any and all other personal property of each of the Debtors, tangible and intangible, including but not limited to: all accounts, now existing or subsequently arising; all contract rights C-Bond, now existing or subsequently arising; all accounts receivable, now existing or subsequently arising; all chattel paper, documents, and instruments related to accounts; all intellectual property, inventory, furniture, fixtures, equipment, and supplies now owned or subsequently acquired; and the proceeds, products, and accessions of and to any and all of the foregoing (collectively, and other than the the Website (as defined below), the “Assigned Personal Property”);

(iv)	the trademarks as set forth in Exhibit B attached hereto (the “Assigned Trademarks”);

(v)	the patents as set forth in Exhibit C attached hereto (the “Assigned Patents”); and

(vi)	the proceeds, products, and accessions of and to any and all of the foregoing (collectively, with the Assigned Membership Interests, the Assigned Personal Property, the Assigned Trademarks and the Assigned Patents, the “Foreclosed Collateral”).

(b)	The Debtors consent, without any objection of any kind or nature, to Badcer’s proposed acceptance of the Foreclosed Collateral, and Badcer agrees by the execution of this Agreement and the applicable Transaction Documents, that such transfer is in full satisfaction, payment and release of the Badders Notes and the Mercer Notes.

(c)	Notwithstanding anything contained herein to the contrary, C-Bond is allowed to retain, and shall retain, and Badcer releases its liens and security interests, in and to the corporate website of C-Bond, located at www.cbondsystems.com (the “Website”), and C-Bond shall be permitted to utilize the Website for purposes of complying with its obligations under the Securities Act of 1933, as amended, and the rules and regulations thereunder, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, in each case until such time as C-Bond has changed its corporate name as referenced in Section 2.05. The Parties each covenant and agree that they shall execute and deliver such documents and instruments as required to release any securities interests that any such Parties may have in the Website.

(d)	At the Closing:

(i)	C-Bond shall redeem from Badcer the Badcer Preferred Shares in exchange for a payment of $1.00 in total, and Badcer agrees to sell, assign, transfer, convey, and deliver to C-Bond, and C-Bond shall accept and purchase from Badcer, the Badcer Preferred Shares and any and all rights in the Badcer Preferred Shares to which Badcer is entitled, and by doing so Badcer shall be deemed to have assigned all of Badcer’ rights, titles and interest in and to the Badcer Preferred Shares to C-Bond.

(ii)	C-Bond shall redeem from Mr. Wanke the the Wanke Common Shares in exchange for a payment of $1.00 in total, and Mr. Wanke agrees to sell, assign, transfer, convey, and deliver to C-Bond, and C-Bond shall accept and purchase from Mr. Wanke, the Wanke Common Shares and any and all rights in the Wanke Common Shares to which Mr. Wanke is entitled, and by doing so Mr. Wanke shall be deemed to have assigned all of Mr. Wanke’s rights, titles and interest in and to the Wanke Common Shares to C-Bond.

(iii)	C-Bond shall redeem from Badders Trust the Badders Trust Common Shares in exchange for a payment of $1.00 in total, Badders Trust to sell, assign, transfer, convey, and deliver to C-Bond, and C-Bond shall accept and purchase from Badders Trust, the Badders Trust Common Shares and any and all rights in the Badders Trust Common Shares to which Badders Trust is entitled, and by doing so Badders Trust shall be deemed to have assigned all of Badders Trust’s rights, titles and interest in and to the Badders Trust Common Shares to C-Bond.

(iv)	C-Bond shall redeem from Mr. Badders the Badders Common Shares in exchange for a payment of $1.00 in total, Mr. Badders to sell, assign, transfer, convey, and deliver to C-Bond, and C-Bond shall accept and purchase from Mr. Badders, the Mr. Badders Common Shares and any and all rights in the Mr. Badders Common Shares to which Mr. Badders is entitled, and by doing so Mr. Badders shall be deemed to have assigned all of Mr. Badders’ rights, titles and interest in and to the B Mr. Badders Common Shares to C-Bond.

(e)	By execution of this Agreement, Scott Silverman, Allison Tomek and Mr. Wanke, as the Managers of Patriot, hereby consent to the transfer of the PGS Membership Interests to Badcer. Effective as of the Closing, Scott Silverman and Allison Tomek hereby resign as Managers of Patriot and from any positions they may hold as officers of Patriot.

(f)	Effective as of the Closing, Scott Silverman and Allison Tomek hereby resign from all positions they may hold as managers or officers of C-Bond LLC.

Section 2.03 Closing and Deliverables.

(a)	The closing of the Transactions (the “Closing”) shall occur on the Effective Date, immediately following the execution of this Agreement.

(b)	At the Closing, C-Bond shall deliver to Badcer:

(i)	The PGS Assignment of Membership Interests in the form as attached hereto as Exhibit X-1(A), duly executed by an authorized officer of C-Bond (the “PGS Assignment of Membership Interests”);

(ii)	The C-Bond LLC Assignment of Membership Interests in the form as attached hereto as Exhibit X-1(B), duly executed by an authorized officer of C-Bond (the “C-Bond LLC Assignment of Membership Interests”).

(c)	At the Closing, additionally, each of C-Bond, C-Bond LLC, and Patriot shall deliver to Badcer:

(i)	The Bill of Sale in the form as attached hereto as Exhibit X-2, duly executed by an authorized officer of each of the Debtors (the “Bill of Sale”), to transfer the Assigned Personal Property to Badcer;

(ii)	The Trademark Assignment and License Agreement in the form as attached hereto as Exhibit X-3, duly executed by an authorized officer of each of the Debtors (the “Trademark Assignment”);

(iii)	The Patent Assignment in the form as attached hereto as Exhibit X-4, duly executed by an authorized officer of each of C-Bond and C-Bond LLC (the “Patent Assignment”);

(iv)	The $1 redemption price for the redemption of the Badcer Preferred Shares, via check; and

(v)	such other documents as Badcer may reasonably request for the purpose of facilitating the consummation or performance of any of the Transactions.

(d)	At the Closing, C-Bond shall deliver to Mr. Wanke the $1 redemption price for the redemption of the Wanke Common Shares, via check.

(e)	At the Closing, C-Bond shall deliver to Badders Trust the $1 redemption price for the redemption of the Badders Trust Common Shares, via check.

(f)	At the Closing, C-Bond shall deliver to Mr. Badders the $1 redemption price for the redemption of the Mr. Badders Common Shares, via check.

(g)	At the Closing, Badcer shall deliver to C-Bond:

(i)	The PGS Assignment of Membership Interests, duly executed by an authorized officer of Badcer and by Mr. Wanke;

(ii)	The C-Bond LLC Assignment of Membership Interests, duly executed by an authorized officer of Badcer;

(iii)	The Bill of Sale, duly executed by an authorized officer of Badcer;

(iv)	The Trademark Assignment, duly executed by an authorized officer of Badcer;

(v)	The Patent Assignment duly executed by an authorized officer of Badcer;

(vi)	The stock power in the form as attached hereto as Exhibit X-5 with respect to the the Badcer Preferred Shares, duly executed by an authorized officer of Badcer; and

(vii)	such other documents as C-Bond may reasonably request for the purpose of facilitating the consummation or performance of any of the Transactions.

(h)	At the Closing, Mr. Wanke shall deliver to C-Bond the stock power in the form as attached hereto as Exhibit X-6 with respect to the Wanke Common Shares, duly executed by Mr. Wanke.

(i)	At the Closing, Badders Trust shall deliver to C-Bond the stock power in the form as attached hereto as Exhibit X-7 with respect to the Badders Trust Common Shares, duly executed by an authorized officer of Badders Trust. C-Bond shall pay any costs of its transfer agent with respect to the redemption of the Badders Trust Common Shares (medallion guarantee costs, etc.).

(j)	At the Closing, Mr. Badders shall deliver to C-Bond the stock power in the form as attached hereto as Exhibit X-8 with respect to the Mr. Badders Common Shares, duly executed by Mr. Badders.

Section 2.04 Merchant Cash Advances.

(a)	The Parties acknowledge and agree that Patriot is currently indebted to certain persons and entities as set forth on Exhibit D (the “Merchant Cash Advances”) pursuant to the applicable Merchant Cash Advance agreements (as amended and in effect as of the Closing or, if applicable, as amended or modified subsequent to the Closing by agreement with the relevant Merchant Cash Advance Parties (the “MCA Agreements”).

(b)	The Parties acknowledge and agree that the Merchant Cash Advances as of the Effective Date are as set forth on Exhibit D, in the column entitled “Total Amount Owed”). Following the Closing, Badcer and Patriot covenant and agree that they will pay, discharge, or otherwise satisfy the specific amounts set forth on Exhibit D in the column entitled “Patriot MCA Responsibility” (the “Patriot MCA Responsibility”). Following the Closing, C-Bond covenants and agrees that it will pay, discharge, or otherwise satisfy the specific amounts set forth on Exhibit D in the column entitled “C-Bond MCA Responsibility” (the “C-Bond MCA Responsibility”). Badcer and Patriot covenant and agree that they shall not cause Patriot to accept any additional cash advances under the MCA Agreements following the Effective Date. The Patriot MCA Responsibility constitutes a promise to pay the specific amounts set forth in the preceding sentence, made to and for the benefit of the named Parties herein. This section is not, and shall not be construed as, an assumption of the terms, conditions, or covenants of, or the liabilities arising under, the referenced MCA Agreements by Badcer.

Section 2.05 C-Bond Name. The Parties acknowledge and agree that, following the Closing, C-Bond shall have the right to continue to use the “C-Bond” name until C-Bond has received all required approvals, including the approvals from all Governmental Authorities, to change its name and has actually processed such name change, which rights are further set forth in the Trademark Agreement. C-Bond covenants and agrees to use its best commercial efforts to change its corporate name with the State of Colorado and to have such name change reflected publicly in connection with its stock quotation on the OTC Markets. Pending the completion of its name change, C-Bond shall only use the name “C-Bond” as and to the extent required in order to properly reference its legal corporate name.

Section 2.06 Representative Agreement. The Parties acknowledge and agree that, at the Closing, C-Bond and Patriot shall enter into the Representative Agreement in the form as attached hereto as Exhibit E (the “Representative Agreement”), pursuant to which C-Bond will serve as a representative of all products of Patriot, its subsidiaries and divisions, including those products described on Addendum A thereto. C-Bond and Patriot shall execute and deliver the Representative Agreement at the Closing.

Section 2.07 CB Nanoshield.

(a)	The Parties acknowledge and agree that C-Bond is a party to the Distributor Agreement by and between C-Bond and CB Nanoshield, LLC , a Texas limited liability company (“CB Nanoshield”), dated as of January 2, 2024 (the “Distributor Agreement”). The assignment of the Distributor Agreement, made pursuant to the terms of this Agreement, shall not take legal effect until one (1) year from the Effective Date. Between the Effective Date and the Assignment Date (as defined below), all orders received by Badcer or Patriot or any of their Affiliates for any products as were manufactured by CB Nanoshield on behalf of C-Bond prior to the Effective Date, shall be processed through C-Bond, with C-Bond acquiring such products from CB Nanoshield and thereafter selling them to Badcer or Patriot, and C-Bond, Badcer and Patriot shall reasonably cooperate to amend the Distributor Agreement if and as required to give effect thereto. Between the Effective Date and the Assignment Date, all payments for product due to CB Nanoshield shall be remitted directly to CB Nanoshield by Badcer or Patriot, with C-Bond to be concurrently paid its agreed distributorship fee of 10% of such payments. All products supplied by CB Nanoshield shall be shipped directly from CB Nanoshield to Badcer, Patriot, or their customers, as specified on connection with the orders.

(b)	Effective as of the one-year anniversary of the Effective Date (the “Assignment Date”), C-Bond assigns and transfers to Badcer the Distributor Agreement and all of C-Bond’s right, title and interest in and to the Distributor Agreement, other than (i) the rights of C-Bond related to the Distributor Agreement under this Agreement, and (ii) the rights of C-Bond pursuant to the Distributor Agreement arising prior to the Assignment Date, and Bader accepts such assignment (the “Assignment”). The Parties agree to execute and deliver such additional documents as may reasonably be required to effect the Assignment.

Section 2.08 Mr. Wanke Put Right. The Parties acknowledge and agree that Mr. Wanke has a right to cause Patriot or other entities to redeem or acquire the 20% of the membership interests of Patriot which are held by Mr. Wanke (the “Put Right”). Following the Closing, C-Bond shall not have any liability with respect to the Put Right, which Put Right shall, as between C-Bond on the one hand, and Badcer and Patriot on the other hand, be solely the responsibility of Badcer and Patriot.

Section 2.09 Allison Tomek. The Parties acknowledge and agree that Allison Tomek is currently owed the sum of $[XXXXX] for prior services provided to the Debtors (the “Past Due Salary”). Following the Closing, Badcer shall pay to Ms. Tomek the amount of the Past Due Salary on or before 5 days after the Effective Date. The terms of this Section 2.09 constitute a promise to pay the specific amounts set forth above, made to and for the benefit of the Ms. Tomek. This section is not, and shall not be construed as, an assumption of the terms, conditions, or covenants of, or the liabilities arising under, Ms. Tomek’s employment by the Debtors.

Section 2.10 Costs and Expenses. The Parties acknowledge and agree that Badcer has agreed to pay up to $30,000 of the costs and expenses incurred by C-Bond or its Affiliates in connection with this Agreement and the transactions as set forth herein, all $30,000 of which has been paid prior to the Effective Date.

Section 2.11 Additional Closing Events. At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions.

Section 2.12 Termination of Obligations. Effective as of the Closing, the Parties acknowledge and agree that (i) the Badders Notes shall be deemed fully repaid, and shall thereafter be null and void and of no further force or effect; (ii) the Badders Lien and the Mercer Lien shall each be deemed released, and Badders and Mercer each covenant and agree that they shall take such actions and executed, deliver and file such documents and instruments as required to effect such releases; (iii) the Security Agreement shall be automatically terminated, and shall thereafter be null and void and of no further force or effect; (iv) the Mercer Notes shall be deemed fully repaid, and shall thereafter be null and void and of no further force or effect; and (v) C-Bond Warrant shall be automatically terminated, and shall thereafter be null and void and of no further force or effect. Immediately upon the Effective Date, Badcer shall surrender the Badders Notes, the Mercer Notes and the C-Bond Warrant to C-Bond for cancellation.

Section 2.13 Effect of Transfer and Acceptance of Transferred Foreclosed Collateral.

(a)	The Parties acknowledge and agree that this Agreement constitutes notice by Badcer and receipt and consent by the Debtors of Badcer’s proposal to retain the Foreclosed Collateral in full satisfaction of the Badders Notes and the Mercer Notes. This Agreement also constitutes the Debtors’ post-default waiver and renunciation of all of their rights under Article 9, subdivision 6, of the UCC (including Section 9-620). Upon execution of this Agreement, the Badders Notes and the Mercer Notes shall be marked satisfied and surrendered to the Debtors.

(b)	The Debtors: (i) agree that they have received notice sufficient for compliance with Sections 9-620 and 9-621 of the UCC and, in the alternative, hereby expressly waive (i) any requirement for receipt of such notice and any right to notification of sale, transfer, conveyance or surrender of the Foreclosed Collateral pursuant to Sections 9-620 and 9-621 of the UCC, and (ii) any remedies, rights, defenses or actions they might have as a result of failure to have received such notice; (ii) waive the right to redeem the Foreclosed Collateral under Section 9-623 of the UCC or otherwise; (iii) waive any right to object to the sale, transfer, conveyance or surrender of the Foreclosed Collateral pursuant to Section 9-620 of the UCC or otherwise; (iv) waive any obligation of Badcer to dispose of the Foreclosed Collateral; (v) waive any other right, whether legal or equitable, that they may have in and to the Foreclosed Collateral; and (vi) agree that the transactions contemplated herein are commercially reasonable. The Debtors acknowledge and agree that the waivers set forth in this section and elsewhere in this Agreement constitute material consideration for the agreement of Badcer to execute and deliver this Agreement.

Section 2.14 Segregation and Delivery of Foreclosed Collateral. C-Bond shall hold for the benefit of, and in trust for, Badcer all proceeds of the Foreclosed Collateral which may be received by C-Bond following the Closing. From and after the Effective Date, C-Bond will remit to Badcer immediately any such proceeds and shall not commingle proceeds with C-Bond’s other property.

Section 2.15 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, and in consideration of the Debtors’ acceptance of Badcer’s proposed strict foreclosure as provided herein, Badcer agrees to assume, pay, perform, and discharge promptly when payment or performance is due or required the following liabilities and obligations of the Debtors (the “Assumed Liabilities”):

(a)	all claims, liabilities and obligations related to the business of Patriot arising on or after the Effective Date;

(b)	all claims, liabilities and obligations related to the business of C-Bond LLC arising on or after the Effective Date;

(c)	all claims, liabilities and obligations related to or arising out of Badcer’s operation of the other Foreclosed Collateral arising from and after the Effective Date; and

(d)	all liabilities of Badcer under this Agreement.

Section 2.16 Patriot Trade Payables and Patriot MCA Responsibility. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Parties acknowledge and agree that the obligations of Patriot for payment of the trade payables and credit cards as set forth on Exhibit F (the “Trade Payables”), and the obligations of Patriot with regard to the Patriot MCA Responsibility, shall remain with Patriot as an obligation of Patriot, and C-Bond shall have no ongoing obligations with respect thereto.

Section 2.17 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, Badcer is assuming only the Assumed Liabilities and is not assuming any other liability, indebtedness, payable, claim against or obligation of the Debtors, whether presently in existence or arising hereafter, whether or not arising out of or relating to the conduct of the Debtors’ businesses or associated with or arising from any of the Foreclosed Collateral or any other rights, properties or assets used in or associated with the Debtors’ businesses at any time, and whether legal or equitable, matured, fixed or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether such liabilities or obligations are disclosed in this Agreement, to the extent that such liabilities arise from the following (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”):

(a)	all liabilities and accrued costs and expenses arising from or related to the operation of the Debtors’ businesses or the operation or condition of the Foreclosed Collateral prior to the Effective Date;

(b)	all employee related liabilities and obligations of the Debtors arising from or related to the operation of the Debtors’ businesses or the operation or condition of the Foreclosed Collateral prior to the Effective Date;

(c)	all claims, liabilities and obligations related to the business of the Debtor’s arising prior to the Effective Date;

(d)	all federal, state, local or foreign taxes of the Debtors arising from or related to any activity conducted prior to the Effective Date;

(e)	all liabilities arising from or related to any action, arbitration, audit, hearing, administrative proceeding, investigation, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative, or informal and whether pending or threatened or having any other status) against any of the Debtors or any of their Affiliates, pending or threatened, or with respect to any fact, action, omission, circumstance or condition existing or accruing prior to the Effective Date;

(f)	all liabilities of the Debtors arising in connection with any violation of any applicable law or order relating to the period prior to the Effective Date;

(g)	all liabilities of the Debtors in respect of indebtedness arising prior to the Effective Date;

(h)	all warranty or product liability obligations of the Debtors arising from or related to the operation of the Debtors’ businesses or the operation or condition of the Foreclosed Collateral prior to the Effective Date;

(i)	any employment-related grievance, personal injury claim or other claim of any former or current employee, officer, agent, consultant, independent contractor or subcontractor of the Debtors sustained during any period or in connection with an event occurring on or prior to the Effective Date, including workers’ compensation claims;

(j)	any unpaid fees, expenses and other similar amounts in connection with or arising from the provision of services on behalf of the Debtors in connection with this Agreement and the Transactions;

(k)	the C-Bond MCA Responsibility; and

(l)	all liabilities of C-Bond under this Agreement.

Section 2.18 Revival of Obligations. Notwithstanding any other provision of this Agreement, and in the event that any Debtor becomes a debtor in a case under Title 11 of the United States Code (the “Bankruptcy Code”), in the event that the transfer of the Foreclosed Collateral, or any part thereof, is subsequently invalidated, declared to be a fraudulent or preferential transfer, set aside, avoided and/or required to be repaid to a trustee, receiver or any other party, whether under any bankruptcy law, state or federal law, common law or equitable cause, or otherwise, then the Badders Notes and the Mercer Notes, to the extent they remain unsatisfied, together with all defenses, claims, counterclaims, rights and remedies, both legal and equitable, that Badcer has or may have thereunder or otherwise under applicable law, shall be revived and reinstated and shall continue in full force and effect until Badcer has received payment in full on such obligations.

Article III. General Representations and Warranties of the Parties.

As an inducement to the consummation of the Transactions, each Party (the “Representing Party”), represents and warrants to each other Party, as follows:

Section 3.01 Organization and Qualification. The Representing Party is a natural person or is an entity, duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted.

Section 3.02 Authorization and Enforceability. The execution, delivery and performance by the Representing Party of this Agreement and the other Transaction Documents to which the Representing Party is a party have been duly and validly authorized by all necessary actions required of the Representing Party. This Agreement and the other Transaction Documents to which the Representing Party is a party have been duly executed and delivered by, or on behalf of, the Representing Party, and constitute, or when executed and delivered will constitute, the legal, valid and binding obligation of the Representing Party, each enforceable against the Representing Party in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 3.03 Consents and Approvals. Except as shall have been obtained or satisfied on or prior to the Effective Date, no consent, waiver, approval, authorization, order, license, permit, qualification, designation, declaration or filing with any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Representing Party as a condition precedent to the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Representing Party is a party or the consummation of the Transactions.

Section 3.04 No Violation. None of the execution, delivery or performance by the Representing Party of (i) this Agreement and the other Transaction Documents to which the Representing Party is a party, and (ii) the Transactions, does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under, or give to others any right of termination, acceleration, cancellation or other right under (a) the organizational documents of the Representing Party, if applicable, (b) any agreement, document or instrument to which the Representing Party or any of its assets is bound or (c) any term or provision of any Law, judgment, order, writ, injunction, or decree binding on the Representing Party.

Section 3.05 Brokers and Finders. The Representing Party has not employed any broker, agent, or finder in connection with this Agreement or the Transactions, and has not incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the Transactions.

Article IV. Additional Representations and Warranties

Section 4.01 Additional Representations by The Debtors. With respect to all periods through and including the Effective Date, the Debtors represent, warrant, covenant and acknowledge that:

(a)	The Badders Notes and the Mercer Notes constitute legal, valid and binding agreements and obligations of the Debtors, enforceable in accordance with their terms, and Badcer is presently entitled to exercise enforcement rights and remedies thereunder, subject to the provisions of this Agreement.

(b)	The Debtors do not and shall not dispute, in any judicial, administrative or other proceeding, the validity, priority, enforceability or extent of Badcer’s liens and security interests in any part of the Foreclosed Collateral, nor Badcer’s entitlement to the immediate possession of the Foreclosed Collateral.

(c)	The Debtors have knowingly and freely entered into this Agreement without any duress, coercion or undue influence exerted by or on behalf of Badcer or any affiliate of Badcer.

(d)	To the Knowledge of the Debtors, other than with respect to the Merchant Cash Advances, no party other than the Debtors and Badcer has any other claim or interest in the Foreclosed Collateral, and that, upon execution hereof, Badcer shall have full legal title to the Foreclosed Collateral.

Section 4.02 Additional Representations by Badcer. Badcer represents and warrants to C-Bond as follows:

(a)	Badcer legally and beneficially owns the Badcer Preferred Shares and no other Person has any rights therein or thereto. There are no liens or other Encumbrances of any kind on the Badcer Preferred Shares and Badcer has the sole right to dispose of the Badcer Preferred Shares. There are no outstanding options, warrants or other similar agreements with respect to the Badcer Preferred Shares. Other than the Badcer Preferred Shares, Badcer does not hold any equity securities of C-Bond.

(b)	Badcer legally and beneficially owns all right, title and interest to the Badders Notes, the Mercer Notes and the Security Agreement, and the C-Bond Warrant, and no other Person has any rights therein or thereto, and Badcer and has the unrestricted ability to agree to terminate and settle such instruments and agreements as set forth herein.

Section 4.03 Additional Representations by Mercer. Mercer represents and warrants to C-Bond that Mercer has validly assigned to Badcer all of Mercer’s right, title and interest to (i) the 2,050 shares of C-Bond Preferred Stock previously held by Mercer, (ii) the Mercer Notes and (iii) the C-Bond Warrant, and Mercer has no ongoing right, title or interest in any of the foregoing. Mercer does not hold any equity securities of C-Bond.

Section 4.04 Additional Representations by Badders Trust. Badders Trust represents and warrants to C-Bond that Badders Trust legally and beneficially owns the Badders Trust Common Shares and no other Person has any rights therein or thereto. There are no liens or other Encumbrances of any kind on the Badders Trust Common Shares and Badders Trust has the sole right to dispose of the Badders Trust Common Shares. There are no outstanding options, warrants or other similar agreements with respect to the Badders Trust Common Shares. Other than the Badders Trust Common Shares, Badders Trust does not hold any equity securities of C-Bond.

Section 4.05 Additional Representations by Mr. Wanke. Mr. Wanke represents and warrants to C-Bond that Mr. Wanke legally and beneficially owns the Wanke Common Shares and no other Person has any rights therein or thereto. There are no liens or other Encumbrances of any kind on the Wanke Common Shares and Mr. Wanke has the sole right to dispose of the Wanke Common Shares. There are no outstanding options, warrants or other similar agreements with respect to the Wanke Common Shares. Other than the Wanke Common Shares, Mr. Wanke does not hold any equity securities of C-Bond.

Section 4.06 Additional Representations by Mr. Badders. Mr. Badders represents and warrants to C-Bond that Mr. Badders has validly assigned to Badcer all of Mr. Badders’ right, title and interest to the (i) 4,500 shares of C-Bond Preferred Stock previously held by Mr. Badders, (ii) the Badders Notes and (iii) the Security Agreement, and Mr. Badders has no ongoing right, title or interest in any of the foregoing. Mr. Badders does not hold any equity securities of C-Bond.

Article V. Mutual Releases

Section 5.01 Release of Claims.

(a)	Effective as of the Effective Date, each Party (the “Releasing Party”), for itself and its Affiliates, whether an Affiliate as of the Effective Date or hereafter becoming an Affiliate, and for each of their respective predecessors, successors, assigns, heirs, representatives, and agents and for all related parties, and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “Releasing Parties”) hereby irrevocably, unconditionally and forever release, discharge and remise each other Party and such other Party’s Affiliates (whether an Affiliate as of the Effective Date or later), and their respective predecessors, successors, assigns, heirs, representatives, and agents and for all related parties and all persons acting by, through, under or in concert with any of them in both their official and personal capacities (collectively, the “Released Parties”), from all claims of any type and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, known or unknown, that any Releasing Party may have now or may have in the future, against any of Released Parties to the extent that those claims arose, may have arisen, or are based on events which occurred at any point in the past up to and including the Effective Date, including any claims arising out of or pertaining to the Badders Notes, the Mercer Notes, the Security Agreement and/or the C-Bond Warrant, but excluding any claims arising out of or pertaining to this Agreement or the other Transaction Documents (collectively, the “Released Claims”). The Releasing Party represents and warrants that no Released Claim released by the Releasing Party herein has been assigned, expressly, impliedly, or by operation of law, and that all Released Claims released by the the Releasing Party herein are owned by the the Releasing Party, which has the respective sole authority to release them. The the Releasing Party agrees that it shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative or otherwise collect or enforce any Released Claim which is released and discharged herein.

(b)	Each of the Parties hereby waives any and all rights which it may have with respect to this Agreement or the subject matter hereof, under the provisions of Section 1542 of the Civil Code of the State of California as now worded and as hereafter amended, which section provides that:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(c)	It is understood and agreed by each of the Parties that the facts in respect to which this Agreement is executed may turn out to be other than or different from the facts in the respect now known or believed by each of the Parties to be true; and with such understanding and agreement, each Party expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Effective Date, and agrees that this Agreement shall be in all respects effective and shall not be subject to termination or rescission by reasons of any such difference in facts, and subject to the terms and conditions herein.

Section 5.02 Affirmations. Each Party as the Releasing Party affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any Released Party in any forum or form and should any such charge or action be filed by such Releasing Party or by any other person or entity on such Releasing Party’s behalf involving matters covered by Section 5.01, such Releasing Party agrees to promptly give the agency or court having jurisdiction a copy of this Agreement and inform them that any such claims any such Releasing Party might otherwise have had are now settled.

Section 5.03 Compromise. This is a compromise and settlement of potential or actual disputed claims and is made solely for the purpose of avoiding the uncertainty, expense, and inconvenience of future litigation. Neither this Agreement nor the furnishing of any consideration concurrently with the execution hereof shall be deemed or construed at any time or for any purpose as an admission by any Party of any liability or obligation of any kind. Any such liability or wrongdoing is expressly denied. The Parties acknowledge that this Agreement was reached after good faith settlement negotiations and after each Party had an opportunity to consult legal counsel. This Agreement extends to, and is for the benefit of, the Parties, their respective successors, permitted assigns and agents and anyone claiming by, through or under the Parties.

Section 5.04 Beneficiaries. Any Released Party is an intended third-party beneficiary of this Article V and may enforce this Article V as though a party hereto.

Article VI. Indemnification

Section 6.01 Indemnification Generally. Each Party (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law each other Party, each of its Affiliates and each of its and their respective shareholders, members, directors, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each an “Indemnified Party”), against and in respect of any and all out-of-pocket Losses incurred or sustained by any Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Indemnifying Party herein or in any other Transaction Documents.

Section 6.02 Procedure. The following shall apply with respect to all claims by any Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to the “Indemnifying Party” being a reference to the applicable Party liable for such indemnification hereunder):

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.02(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.02(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 6.02(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.03 Periodic Payments. Any indemnification required by this Article VI for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 6.04 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 6.05 Time Limit. The obligations of the Parties under Section 6.01 shall expire eighteen (18) months from the Effective Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VI which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 6.06 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any Indemnified Party or by reason of the fact that such Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 6.07 Exclusive Remedy. The indemnification provisions contained in this Article VI shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions herein, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Effective Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VI, any and all other rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law, other than as set forth in this Article VI.

Article VII.   Miscellaneous

Section 7.01 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email with return receipt requested, overnight courier or registered mail or certified mail, postage prepaid. Notices shall be sent to the Parties to the addresses as set forth on the signature pages hereof. Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder. Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.02 Further Assurances; Cooperation.

(a)	Each Party shall, upon reasonable request by any other Party, execute and deliver any additional documents as are necessary or desirable to complete and effectuate the transactions contemplated by this Agreement, and the Parties agree to cooperate and use their respective commercially reasonable efforts to consummate the Transactions.

(b)	In furtherance of the forgoing, each of the Parties shall reasonably cooperate with respect to the separation of the operations of Patriot and C-Bond LLC from those of C-Bond, subject to the terms and conditions of this Agreement, and shall undertake such actions and execute, deliver and file such documents and instruments, as reasonably required to effect such separation.

(c)	In furtherance of the forgoing, Badcer and Patriot will reasonably cooperate with C-Bond with respect to any audits of Patriot as required with respect to all filings to be made by C-Bond with the Securities and Exchange Commission or any securities exchange or trading market, including, without limitation, the Form 10-K for C-Bond’s 2024 fiscal year, and will provide C-Bond with such information and assistance, at no additional cost to C-Bond, as requested by C-Bond in connection therewith.

Section 7.03 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof. All negotiations, proposals, modifications and agreements prior to the Effective Date between the Parties are merged into this Agreement and the other Transaction Documents and superseded hereby. There are no other terms, conditions, promises, understandings, statements, or representations, express or implied, concerning this Agreement and the other Transaction Documents unless set forth in writing and signed by all of the Parties.

Section 7.04 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 7.05 Amendments. This Agreement may only be modified by an instrument in writing executed by all of the Parties.

Section 7.06 Severance. Should any term, part, portion or provision of this Agreement be decided or declared by the courts to be, or otherwise found to be, illegal or in conflict with the applicable law of any State or of the United States, or otherwise be rendered unenforceable or ineffectual, the validity of the remaining parts, terms, portions and provision shall be deemed severable and shall not be affected thereby, providing such remaining parts, terms, portions or provisions can be construed in substance to constitute the agreement that the Parties intended to enter into in the first instance.

Section 7.07 Waiver. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 7.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the Transactions, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Parties and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 7.09 Governing Law; Submissions to Jurisdiction; Jury Waiver.

(a)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTURED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

(b)	EACH PARTY AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OR FEDERAL COURTS OF THE STATE OF TEXAS.

(c)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.09(c). Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 7.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 7.11 Understanding of Agreement. The Parties each acknowledge that they have fully read the contents of this Agreement and that they have had the opportunity to obtain the advice of counsel of their choice, and that they have full, complete and total comprehension of the provisions hereof and are in full agreement with each and every one of the terms, conditions and provisions of this Agreement. As such, the Parties agree to waive any and all rights to apply an interpretation of any and all terms, conditions or provisions hereof, including the rule of construction that such ambiguities are to be resolved against the drafter of this Agreement. For the purpose of this instrument, the Parties agree that ambiguities, if any, are to be resolved in the same manner as would have been the case had this instrument been jointly conceived and drafted.

Section 7.12 Survival Following Closing. The representations and warranties of the Parties contained in this Agreement or in any other Transaction Document shall survive the Closing for a period of eighteen (18) thereafter, and the covenants and agreements of the Parties contained in this Agreement or in any other Transaction Document shall survive the Closing until fully performed.

Section 7.13 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 7.14 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.15 Third Party Beneficiaries. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, shareholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 7.16 Expenses. Other than as specifically set forth herein, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Transactions.

Section 7.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

C-Bond Systems, Inc.

By:	/s/ Scott Silverman
Name:	Scott Silverman
Title:	Chief Executive Officer

C-Bond Systems, LLC

By:	/s/ Scott Silverman
Name:	Scott Silverman
Title:	Chief Executive Officer

Address for notices for C-Bond:

C-Bond Systems, Inc.
Attn: Scott Silverman
2029 Pat Booker Rd.
San Antonio, Texas 78148
Email: ssilverman206@gmail.com

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC
Attn: John Cacomanolis
1700 Palm Beach Lakes Blvd., Suite 820
West Palm Beach, FL 33401
Email: JCacomanolis@alclaw.com

Patriot Glass Solutions, LLC

By:	/s/ Scott Silverman
Name:	Scott Silverman
Title:	Manager

By:	/s/ Allison Tomek
Name:	Allison Tomek
Title:	Manager

By:	/s/ Michael Wanke
Name:	Michael Wanke
Title:	Manager

Badcer Ops, Inc.

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Secretary and Director

Address for notices for Badcer, Patriot and C-Bond LLC:

Badcer Ops, Inc.
Attn: Jonathan Jucho
1111 Brickell Avenue, STE 2920
Miami, FL 33131
Email: jjuchno@mercerstcap.com

With a copy, which shall not constitute notice, to:

The Crone Law Group, P.C.
Attn: Joe Laxague
1 East Liberty
Suite 600
Reno, NV 89501
Email: jlaxague@cronelawgroup.com

Mercer Street Global Opportunity Fund, LLC

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Authorized Signatory

Address for notices for Mercer:

Mercer Street Global Opportunity Fund, LLC
Attn: Jonathan Juchno

Email: jjuchno@mercerstcap.com

Jeff Badders

By:	/s/ Jeff Badders
Name:	Jeff Badders

Address for notices for Mr. Badders:

Jeff Badders
4002 North Street
Nacogdoches, Texas 75965
Email: jeff.badders@badderslaw.com

Badders Children’s Trust

By:	/s/ Drew Knowles, for CBTX, Trustee
Name:	Drew Knowles
Title:	SVP General Counsel

Address for notices for Badders Children’s Trust:

Badders Children’s Trust
215 East Main Street
Nacogdoches, Texas 75961
Email: dknowles@cbtx.com

Michael Wanke

By:	/s/ Michael Wanke
Name:	Michael Wanke

Address for notices for Mr. Wanke:

Michael Wanke
2029 Pat Booker Road
Universal City, TX 78148
Email: mike@a1glasscoating.com

Exhibit A

Assigned Personal Property

All assets in which any of the Debtors has any right, title, or interest, regardless of the manner in which such items are formally held or titled (other than the Website, including, but not limited to, each and all of the following, all as defined in the Texas Uniform Commercial Code:

1.	Accounts, including, but not limited to, the accounts receivable listed on Schedule 1 hereto.

2.	Cash proceeds

3.	Chattel paper

4.	Commercial tort claims

5.	Commodity accounts and commodity contracts

6.	Deposit accounts, including but not limited to the Checking Account and the Merchant Checking Account for Patriot Glass Solutions, LLC held at American Bank.

7.	Documents

8.	Electronic chattel paper

9.	Equipment, including but not limited to the equipment listed on Schedule 2 hereto.

10.	General intangibles, including, but not limited to:

(i)	any and all contractual rights arising under or related in any way to the Distribution Agreement by and between C-Bond Systems, Inc. and CB Nanoshield, LLC dated as of January 2, 2024;

(ii)	any and all contractual rights arising under or related in any way to the Patent License-Back Agreement by and between C-Bond Systems, LLC and CB Nanoshield, LLC dated as of June 15, 2023;

(iii)	any and all contractual rights arising under or related in any way to the Patent and Know-how License Agreement by and between C-Bond Systems, LLC and CB Nanoshield, LLC dated as of June 15, 2023;

(iv)	The Assumed Contracts, as set forth on Schedule 4 of this Exhibit A;

(v)	The web domains patriotglasssolutions.com and a1glasscoating.com;

(vi)	The Patents as more fully described in the Patent Assignment of even date herewith; and

(vii)	The Trademarks as more fully described in the Trademark Assignment of even date herewith.

Exhibit A – Page 1

11.	Goods

12.	Instruments

13.	Inventory, including, but not limited to, the inventory of film as shown on Schedule 3 hereto.

14.	Investment property, including, but not limited to eighty percent (80%) of the membership interests in Patriot Glass Solutions, LLC, a Texas limited liability company, and one hundred percent (100%) of the membership interests in C-Bond Systems, LLC, a Texas limited liability company.

15.	Letter-of-credit rights

16.	Noncash proceeds

17.	Payment intangibles

18.	Proceeds

19.	Promissory notes

20.	Records

21.	Software

22.	Supporting obligations

23.	Tangible chattel paper; and

24.	All other certificated securities, contracts for sale, leases, lease agreements, lease contracts, leasehold interests, letters of credit, negotiable instruments, notes, proceeds of letters of credit, securities, security certificates, security entitlements, and uncertificated securities.

Exhibit A – Page 2

Schedule 1

Accounts Receivable

[XXXXX]

Exhibit A – Page 3

Schedule 2

Equipment

[XXXXX]

Exhibit A – Page 4

Schedule 3

Inventory

[XXXXX]

Exhibit A – Page 5

Schedule 4

ASSUMED CONTRACTS

[XXXXX]

Exhibit A – Page 6

Exhibit B

Assigned Trademarks

Patriot Glass Solutions

C-Bond Systems

C-Bond Secure

C-Bond BRS

C-Bond NanoCeramic Coating

C-Bond NanoExterior Guard

C-Bond NanoInterior Guard

A-1 Glass Coating

Glass Shield

Metal Shield

Mirror Shield

The following marks, to include the logos, styling, particular fonts, logos with adjacent and/or embedded text, and colors, together with any extensions or derivatives thereof:

Exhibit B – Page 1

Exhibit B – Page 2

Exhibit C

Assigned Patents

Patents
Title	Jurisdiction	US Patent Number	Issue Date	Record Owner
Materials, treatment compositions, and material laminates, with carbon nanotubes	United States	US-10155877-B2	12/18/2018	C-Bond Systems, LLC
Nano-(multifunctional) solutions for glass and glass products: heterogeneous nano-self-assembly and/or coating	United States	US-10273347-B2	04/30/2019	C-Bond Systems, LLC
Composition for strengthening glass	United States	US-10696583-B2	06/30/2020	C-Bond Systems, LLC
Emulsion Compositions and Methods for Strengthening Glass	United States	US-11247938-B2	02/15/2022	C-Bond Systems, LLC

Exhibit C – Page 1

Exhibit D

Merchant Cash Advances

Name	Total Amount Owed	Patriot MCA Responsibility	C-Bond MCA Responsibility
Wynwood	$74,950.07	$37,475.04	$37,475.04
Essential	$72,766.87	$-	$72,766.87
Forward	$46,425.40	$14,856.13	$31,569.27
Top Choice	$43,844.60	$13,591.83	$30,252.77
Mint	$69,833.31	$34,916.66	$34,916.66
Totals	$307,820.25	$100,839.64	$206,980.61

Exhibit D – Page 1

Exhibit E

REPRESENTATIVE AGREEMENT

This Representative Agreement (this “Agreement”) is between Patriot Glass Solutions, LLC, a Texas limited liability company located at 2029 Pat Booker Road, Universal City, TX 78148 (together or as independent entities referred to herein as the “Company”), and C-Bond Systems, Inc, a Colorado corporation, (the “Representative”), individually a “Party”‘ and collectively the “Parties,” pursuant to which the Representative will serve as a representative of all products of the Company, its subsidiaries and divisions, including those products described on Addendum A (the “Products”). This agreement is effective January 30, 2025 (the “Effective Date”), under the following terms and conditions:

1.	The Representative shall keep the Company informed as to the general conditions which pertain to or affect the sale of its products.

2.	The Representative will serve as an independent contractor and be responsible to pay all applicable social security, withholding and other employment taxes. The Representative will bear all expenses incurred in its sales endeavors except those which the Company agrees to pay for in writing.

3.	The Representative will diligently promote the sale of the Company’s products and act as the Company’s conditionally exclusive sales representative for: (i) the specific Accounts, as listed on Addendum A, which the CEO of the Representative has introduced to the Company prior to the date of this Agreement; and (ii) any new Accounts introduced to the Company by the Representative during the Term (the ‘“Exclusive Accounts”). With regard to each of the Exclusive Accounts, this conditional exclusivity shall be offered by the Company to the Representative for the longer of: (i) a period of six (6) months from the effective date of this Agreement; and (ii) six (6) months from the date on which the Representative first introduced the Account to the Company, at which time the conditional exclusivity may be extended or modified at the sole discretion of the Company based on Representative’s performance during that time-period and as outlined in Addendum A. Performance indicators that Company will use to determine any extension, expansion or other modification of this conditional exclusivity shall include but not be limited to the closure of sales orders, a documented effort or progress towards sales, and any other activity that includes the pursuit and closure of new sales and account management for said Accounts that the Company in its sole discretion deems as performance exhibited by the Representative. Under no circumstances shall exclusivity for any Account extend longer than the Term, unless otherwise agreed by both Parties in writing. Except with regard to the Exclusive Accounts, the Representative shall act as a non-exclusive sales representative for the Products during the Term and in the Territory. All customer accounts serviced by the Representative that are not Exclusive Accounts are referred to herein as “Regular Accounts.”

4.	The Company agrees to pay the Representative, as compensation for its services, a commission rate as described in Addendum B on the gross invoice amount of: (i) all sales shipped into or provided to the Exclusive Accounts, and (ii) any sales shipped into or provided to the Regular Accounts for which the Representative has taken the sales order in question, excluding any freight charges or applicable taxes. The commission rate specified in Addendum B cannot be changed unless mutually agreed upon in writing. Commissions will be paid to the Representative by the Company within five days of it receiving payment from Accounts for product or services invoiced. Notwithstanding the foregoing, the Parties acknowledge and agree that the Parties and certain other parties are the parties to that certain Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement dated as of the Effective Date (the “Foreclosure Agreement”). In the event that the Representative has not complied with any payment obligations of the Representative as set forth in the Foreclosure Agreement, as and when the same are payable pursuant to the Foreclosure Agreement, the Company may offset such payments by retaining the applicable commissions that are otherwise due and payable hereunder, and such offset shall be counted as payment of, and satisfaction of, the applicable payment obligations as set forth in the Foreclosure Agreement to the extent of such commissions so retained.

Exhibit E – Page 1

5.	The Representative shall receive commission on all sales to the Exclusive Accounts and all sales to the Regular Accounts for which the Representative has taken the sales order in question.

6.	The Representative shall provide Company a copy of a completed and signed IRS Form W-9 to comply with Company’s financial reporting requirements.

7.	The Representative’s liability on deductions and charge backs will be limited to the commission rate on the specific transaction. The Representative shall assist in the collection of delinquent accounts but shall not be responsible for the payment of such accounts.

8.	The Company shall provide the Representative, without charge, the necessary supplies, promotional materials, reprints of advertisements, and such other items as the Company may deem advisable for promotion of its business and will make available to the Representative those pamphlets. advertising, promotional and sales materials free of charge and in reasonable quantities in addition to any sales training and technical support the Company may deem necessary.

9.	The Company shall maintain an accurate set of books and records regarding commissions due and shall furnish the Representative with copies of all invoices to both: (i) the Exclusive Accounts; and (ii) the Regular Accounts for specific sales orders taken by the Representative, within ten (10) business days of close of each month. Commission statements containing accurate purchase order numbers, shipping dates, customers’ names and addresses, invoice numbers and invoice dollar amounts and payments (including all payments due for sales reps and road staff hired and supervised by the Representative) shall be sent to the Representative immediately on or before the 15th day of the month following the month in which the goods are shipped or invoiced.

10.	The Company agrees to engage the Representative for a period of one (1) year from the Effective Date to the one-year anniversary of the Effective Date (the “Term”). This Agreement cannot be shortened without the express written consent of both Parties. In the event notice of termination is not sent by either Party certified mail, return receipt requested at least one (1) month prior to the effective termination date, this Agreement shall be automatically renewed, under the same terms and conditions, for an additional one (1) year period.

11.	At the termination of this Agreement, a final accounting shall be made between the Parties. The Company shall maintain an accurate set of books and records regarding commissions due the Representative following the termination of the Agreement and the Representative shall be paid full commission on all accepted orders in-house at the date of termination which are shipped after the termination date.

Exhibit E – Page 2

12.	During the term of this Agreement and for a period of one (1) year thereafter, neither Party will hire or otherwise utilize the services of any employee or sales associate of the other without that Party’s expressed written consent. Both Parties agree that the loss of such employee or sales representative would potentially result in irreparable harm.

13.	Representative agrees that it shall indemnify, defend and hold harmless the Company, its respective officials, directors, employees, members and agents (collectively, the “Company Indemnitees’”). from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including, without limitation, reasonable attorney’s fees), suffered directly or indirectly by any of the Company Indemnitees to the extent of, or arising out of, (i) any breach of any covenant, representation or warranty made by Representative in this Agreement, (ii) any failure by Representative to perform or fulfill any of its obligations, covenants or agreements set forth in this Agreement, (iii) the negligence or intentional misconduct of Representative, any subcontractor of Representative, or any of their respective employees or agents, (iv) any failure of Representative, its subcontractors, or their respective employees to comply with any applicable law, or (v) any employee taxes or unemployment insurance directly related to Representative’s employees or contractors. Such obligation to indemnify shall not apply where the damage, claim, loss, expense, cost, obligation, or liability is due to the breach of this Agreement by, or negligence or willful misconduct of, the Company or its officials, directors, employees, agents, or contractors.

14.	Company agrees that it shall indemnify, defend and hold harmless the Representative, its respective officials, directors, employees, members and agents (collectively, the “Representative Indemnitees”), from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities (including, without limitation, reasonable attorney’s fees), suffered directly or indirectly by any of the Representative Indemnitees to the extent of, or arising out of, (i) any breach of any covenant, representation or warranty made by Company in this Agreement, (ii) any failure by Company to perform or fulfill any of its obligations, covenants or agreements set forth in this Agreement, (iii) the negligence or intentional misconduct of Company. any subcontractor of Company, or any of their respective employees or agents, (iv) any failure of Company, its subcontractors, or their respective employees to comply with any applicable law, (v) any employee taxes or unemployment insurance directly related to Company’s employees or contractors, (vi) any claim alleging that the products or any part thereof infringe any third party’s U.S. patent, copyright, trademark, trade secret or other intellectual property interest, or (vii) any third party claim alleging that the products manufactured by the Company caused property damage or personal injury. Such obligation to indemnify shall not apply where the damage, claim, loss, expense, cost, obligation or liability is due to the breach of this Agreement by, or negligence or willful misconduct of, the Representative or its officials, directors, employees, agents or contractors. This Agreement shall be binding upon each of the Parties hereto, their heirs, successors, assigns and successors in interest.

15.	All notices called for under this Agreement must be in writing and will be deemed given when mailed certified mail, return receipt requested, to a Party at its address written above or at such other address as a Party may hereafter designate in writing to the other Party.

16.	If either Party waives a breach of this Agreement (whether expressly or by its action or inaction), that waiver applies only to the specific breach that has occurred and does not mean that any future (or past) breaches are also waived, even if they are similar to the breach that was waived. If either Party grants an extension of time for performance of any obligation or other action under the Contract, that extension applies only to the specific obligation or action, and not to any other obligations or actions, past present or future.

Exhibit E – Page 3

17.	The Agreement will be governed by the laws of the State of Texas.

18.	Any legal suit, action, or proceeding arising out of or relating to the Agreement or the transactions contemplated by the Agreement must be instituted only in a Texas state court in Bexar County, Texas, or the U.S District Court for the Southern District of Texas, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding, except that Company may bring litigation in the courts of Company’s location. The Parties irrevocably and unconditionally waive any objection to venue in such courts and irrevocably waive and agree not to plead or claim that any or proceeding brought in any such court has been brought in an inconvenient forum. In the event of any litigation under or relating in any way to this Agreement or ru1y transaction contemplated by this Agreement, then the breaching Party or Party that is determined to be at fault will pay to the other Party all (i) costs, (ii) reasonable attorneys’ fees, and (iii) reasonable charges of experts, investigators and other agents incurred in connection with the dispute.

19.	Company will not be liable or responsible to Representative, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of the Agreement when and to the extent such failure or delay is caused by or results from acts beyond Company’s control, including, without limitation: (a) acts of God (including weather events); (b) flood, fire or explosion; (c) war (whether declared or not) or invasion. or other military action, terrorist threats or acts, riot or other civil unrest; (d) any action or order by any governmental authority; (e) strikes, labor stoppages or slowdowns or other industrial disturbances; and (f) shortage of adequate power or transportation facilities. Company will promptly provide notice to Representative of the force majeure event, stating the duration the occurrence is expected to continue and will use commercially reasonable efforts to end the failure or delay and to minimize the effects of the force majeure event.

20.	Representative may not assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement or any Sales Contract without Company’s prior written consent. Company will review the request using its normal practices for evaluating prospective representatives, dealers, installers, or contractors including but not limited to, credit, market size, market location, and product offerings. o assignment or delegation by Representative will relieve Representative of any obligations under the Agreement. The Agreement will be binding upon the Pa1ties hereto and their respective successors and permitted assigns.

21.	The Parties desire and intend that all provisions of this Agreement be enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application thereof to any person or circumstances is, to any extent, construed to be illegal, invalid, or unenforceable, in whole or in part, then such provision will be construed in a manner to permit its enforceability under applicable law to the fullest extent permitted by law. In any case, the remaining terms of this Agreement or the application thereof to any person or circumstance other than those which have been held illegal, invalid, or unenforceable will remain in full force and effect.

Exhibit E – Page 4

22.	From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential intellectual property, trade secrets, client and sub-distributor 1ists, third-party confidential information, and other sensitive or proprietary information (collectively. “Confidential Infom1ation”). Confidential Information shall not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving party at the time of disclosure; or (c) rightfully obtained by receiving party on a non-confidential basis from a third party.

23.	The receiving party shall not disclose any such Confidential Information to any person or entity, except to the receiving party’s employees who have a need to know the Confidential Information for the receiving party to perform its obligations hereunder. On the expiration or termination of the Agreement, the receiving party shall promptly return to the disclosing party all copies, whether in written, electronic. or other form or media of the disclosing party’s Confidential Information. OR destroy all such copies and certify in writing to the disclosing party that such Confidential Information has been destroyed. Confidential Information may be used by the receiving party solely to perform its obligations hereunder.

24.	This Agreement and its Addendums constitute the entire Agreement of the Parties with respect to purchase and sale of goods and supersedes all prior Agreements and understandings of the Parties, oral and written, with respect to the subject matter of this Agreement; provided, however, that any written confidentiality agreement between the Parties remains in full force and effect.

25.	Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth as follows (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by Email, personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only, (a) when on receipt by the receiving Party and, (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Representative:

C-Bond Systems, Inc.

Attn: Scott Silverman

2029 Pat Booker Rd.

San Antonio, Texas 78148

Email: ssilverman206@gmail.com

Notice to Company:

Name: Patriot Glass Solutions, LLC

Address: 29 Pat Booker Rd.

 Universal City, TX 78148

Attention: Michael Wanke

Email: mike@a1glasscoating.com

With a copy to (which shall not constitute notice):

Name: Joe Laxague, Esq.

Email: jlaxague@cronelawgroup.com

[Signatures appear on following page]

Exhibit E – Page 5

BY SIGNING THIS AGREEMENT, THE PARTIES AGREE TO ALL OF THE PROVISIONS HEREIN, AND REPRESENTS AND WARRANTS TO THE OTHER PARTY THAT IT HAS CAREFULLY REVIEWED THIS ENTIRE FORM, AND THAT THIS AGREEMENT IS SIGNED BY A DULY AUTHORIZED REPRESENTATIVE OF EACH RESPECTIVE PARTY.

Accepted and agreed to by:

C-Bond Systems, Inc. (the “Representative”)

C-Bond Systems, Inc.

By:
Name:	Scott Silverman
Title:	Chief Executive Officer
Date:	January 30, 2025

Patriot Glass Solutions, LLC

By:
Name:	Michael Wanke
Title:	Manager
Date:	January 30, 2025

Exhibit E – Page 6

ADDENDUMS - PRODUCTS, ACCOUNTS, TERRITORY, COMMISSION & EXCEPTIONS

Addendum A

PRODUCTS

All Patriot Glass Solutions’ Products including Secure and any safety, security, forced entry and ballistic products, including BRS window protection.

EXCLUSIVE ACCOUNTS

1.	Ransom Everglades School (“Ransom”)

Territory:

USA

Addendum B

COMMISSION

With respect to Ramson: Twenty five percent (20%) of gross invoice excluding any freight charges or applicable taxes payable on or before the 15th of the month following receipt of payment from Ramson.

With respect to other customers: Twenty percent (10%) of gross invoice excluding any freight charges or applicable taxes payable on or before the 15th of the month following receipt of payment from such customer.

Exhibit E – Page 7

Exhibit F

Trade Payables and Credit Cards

[XXXXX]

Exhibit F – Page 1

Exhibit X-1(A)

PGS Assignment of Membership Interests

January 30, 2025

This Assignment of Membership Interests (“Assignment”) dated as of the date set forth above, is entered into by and between C-Bond Systems, Inc., a Colorado corporation (“Assignor”) and Badcer Ops, Inc., a Nevada corporation (“Assignee”).

Assignor currently holds 80% of the membership interests (the “Membership Interests”) of Patriot Glass Solutions, LLC, a Texas limited liability company (“Patriot”). Assignor, for good and valuable consideration received from or on behalf of the Assignee, the receipt and sufficiency whereof is hereby acknowledged, now hereby assigns, transfers and sets over unto the Assignee all right, title and interest in and to the Membership Interests, which Membership Interests have been delivered to Assignee on the date hereof, to have and to hold the same unto the Assignee, the Assignee’s legal representatives, successors and assigns forever.

This Assignment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

Exhibit X-1(A) – PGS Assignment of Membership Interests – Page 1

IN WITNESS WHEREOF, the undersigned have each caused this Assignment to be executed on the date first set forth above.

Assignor: C-Bond Systems, Inc.

By:	/s/ Scott Silverman
Name:	Scott Silverman
Title:	Chief Executive Officer

Assignee: Badcer Ops, Inc.

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Secretary and Director

Agreed and accepted:

Patriot Glass Solutions, LLC

By:	/s/ Michael Wanke
Name:	Michael Wanke
Title:	Manager

Exhibit X-1(A) – PGS Assignment of Membership Interests – Page 2

Exhibit X-1(B)

C-Bond LLC Assignment of Membership Interests

January 30, 2025

This Assignment of Membership Interests (“Assignment”) dated as of the date set forth above, is entered into by and between C-Bond Systems, Inc., a Colorado corporation (“Assignor”) and Badcer Ops, Inc., a Nevada corporation (“Assignee”).

Assignor currently holds 100% of the membership interests (the “Membership Interests”) of C-Bond Systems, LLC, a Texas limited liability company (“C-Bond LLC”). Assignor, for good and valuable consideration received from or on behalf of the Assignee, the receipt and sufficiency whereof is hereby acknowledged, now hereby assigns, transfers and sets over unto the Assignee all right, title and interest in and to the Membership Interests, which Membership Interests have been delivered to Assignee on the date hereof, to have and to hold the same unto the Assignee, the Assignee’s legal representatives, successors and assigns forever.

This Assignment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

Exhibit X-1(B) – C-Bond LLC Assignment of Membership Interests – Page 1

IN WITNESS WHEREOF, the undersigned have each caused this Assignment to be executed on the date first set forth above.

Assignor: C-Bond Systems, Inc.

By:	/s/ Scott Silverman
Name:	Scott Silverman
Title:	Chief Executive Officer

Assignee: Badcer Ops, Inc.

By:	/s/ Jonathan Juchno
Name:	Jonathan Juchno
Title:	Secretary and Director

Agreed and accepted:

C-Bond Systems, LLC

By:	/s/ Scott Silverman
Name:	Scott Silverman
Title:	Manager

Exhibit X-1(B) – C-Bond LLC Assignment of Membership Interests – Page 2

Exhibit X-2

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that pursuant to that certain Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement dated as of January 30, 2025 (the “Agreement”), C-Bond Systems, Inc., a Colorado corporation, C-Bond Systems, LLC, a Texas limited liability company, and Patriot Glass Solutions, LLC, a Texas limited liability company (collectively, “Sellers”), for and in consideration of the agreements contained therein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, have granted, bargained, sold, transferred, conveyed and delivered and by these presents does hereby bargain, grant, sell, transfer, convey, assign and deliver unto Badcer Ops, Inc., a Nevada corporation (“Buyer”), its successors and assigns, all right, title and interest of Seller in and to the Foreclosed Collateral (as defined in the Agreement) to the extent that the Seller has any right, title or interest therein (collectively, the “Assets”), TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever.

Sellers represent and warrant to Buyer that Sellers are the lawful owners of such Assets and are transferring such Assets free and clear of any liens and encumbrances, except as otherwise set forth in the Agreement.

Sellers covenant and agree to warrant and defend the sale, transfer, assignment, conveyance, grant and delivery of the Assets hereby made against all persons whomsoever, to take all steps reasonably necessary to establish the record of Buyer’s title to the Assets and, at the request of Buyer, to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Assets, all at the sole cost and expense of Sellers.

This Bill of Sale is being delivered subject and pursuant to the terms and conditions of the Agreement and is subject to the terms and conditions therein, and this Bill of Sale and the Agreement shall be read, interpreted and enforced together as one agreement. Sellers acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

This Bill of Sale shall be subject to and construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of laws.

[signature page follows]

Exhibit X-2 – Bill of Sale – Page 1

IN WITNESS WHEREOF, the Seller has executed this Bill of Sale as of January 30, 2025.

C-Bond Systems, Inc.		C-Bond Systems, LLC

By:	/s/ Scott Silverman	By:	/s/ Scott Silverman
	Scott Silverman, its Chief Executive Officer		Scott Silverman, its Chief Executive Officer

Patriot Glass Solutions, LLC

By:	/s/ Scott Silverman
Scott Silverman, its Chief Executive Officer

STATE OF FL	)
	)	ss
COUNTY Broward	)

On the 30th day of January, 2025, before me, the undersigned, personally appeared Scott Silverman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in said County and State.

/s/ Courtney Wood
Notary Public
My Commission Expires: 11/22/28

Exhibit X-2 – Bill of Sale – Page 2

Exhibit X-3

TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

This Trademark Assignment and License Agreement (the “Assignment”) is made between C-Bond Systems, Inc., a Colorado corporation (“C-Bond”), C-Bond Systems, LLC, a Texas limited liability company (“C-Bond LLC”), and Patriot Glass Solutions, LLC, a Texas limited liability company (“Patriot,” and together with C-Bond and C-Bond LLC, collectively, the “Assignor”), and Badcer Ops, Inc., a Nevada corporation (the “Assignee”), effective as of January 30, 2025 (the “Effective Date”), pursuant to that certain Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement dated as of the Effective Date (the “Agreement”).

WHEREAS, Assignor owns or controls all right, title and interest in and to certain trademarks as listed on Schedule 1 hereto (collectively, the “Trademarks’”);

WHEREAS, Assignor wishes to assign, and Assignee wishes to obtain, all right, title and interest in and to the Trademarks; and

NOW THEREFORE, for and in consideration of the agreements contained in the Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby irrevocably assigns and transfers to Assignee and its successors, legal representatives and assigns all of its right, title and interest in and to:

a. the Trademarks throughout the world, whether or not any of such Trademarks have been registered prior to, on or after the date of this assignment, and any and all renewals and extensions thereof, together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks; and

b. all claims, demands and rights of action, both statutory and based upon common law, that Assignor has or might have the right to assert against any third party by reason of any infringement of the Trademarks, prior to, on or after the date of this assignment, together with the right to prosecute such claims, demands and rights of action in Assignee’s own name.

2. Representations and Warranties. Assignor hereby represents and warrants to the Assignee as follows:

a. Authority. Assignor has the right, power and authority to enter into this Assignment.

b. No Violations or Conflicts. Assignor is the sole owner of the Trademarks and is entitled to assign the Trademarks without the consent of any third party.

3. Further Actions of Assignor. Assignor covenants and agrees to warrant and defend the transfer and assignment of Assignor’s rights under the Trademarks hereby made against all persons whomsoever, to execute and deliver further instruments of transfer and assignment and take such other action as Assignee may reasonably request to more effectively transfer and assign to Assignee each of the Trademarks, all at the sole cost and expense of Assignor; provided, however, that Assignor shall not be required to pay any costs or fees associated with filing of any documents related to the Trademarks with the United States Patent and Trademark Office.

Exhibit X-3 – Trademark Assignment and License Agreement – Page 1

4. License.

a. Term. For purposes herein, the “Term” shall mean the period from the Effective Date until C-Bond has received the approval from all Governmental Authorities to change its name and has actually processed such name change, including without limitation, all approvals of the Financial Industry Regulatory Authority, and approvals of the shareholders of C-Bond. C-Bond shall utilize its commercially reasonable efforts to complete the name change as soon as practicable following the Effective Date.

b. License Grant. As of the Effective Date and for a period from the Effective Date to the end of the Term (the “License Term”) C-Bond is hereby granted the non-exclusive, transferable and assignable to any wholly owned subsidiary or affiliate, right and license or sub-license, as the case may be, to reproduce, publish, display and use the name “C-Bond”, any derivative thereof, and any logos or other use thereof or incorporating such name (collectively, the “Licensed Property”), for all purposes related to the operations of C-Bond and its Affiliates (as defined in the Agreement) (the “Authorized Purpose”). C-Bond may use, reproduce, print and/or publish the Licensed Property in accordance with the Authorized Purpose only. The Authorized Purpose and this grant of rights is world-wide and includes all forms of publication, including without limitation print medium, video, and digital publication as described in the Authorized Purpose. C-Bond may prepare and utilize, at C-Bond’s sole cost and expense, any foreign language edition of the Licensed Property for any Authorized Purpose, without separate written permission from or notice to Assignee, and without any additional usage fee, royalty or other consideration owed to Assignee. C-Bond may reproduce, display, distribute or use the Licensed Property in any medium or in connection with any other publications, advertising or promotional materials, or for any Authorized Purpose. C-Bond shall have the right to crop or retouch the Licensed Property as needed to fit space or to enhance its function in the design context, or to reproduce the Licensed Property in black and white, as duotones or with overprints. Notwithstanding the foregoing, C-Bond will not engage in commercial use of the C-Bond name, except as necessary to properly reference its legal corporate name when required.

5. Relation to the Agreement. This Assignment is being delivered subject and pursuant to the terms and conditions of the Agreement and is subject to the terms and conditions therein, and this Assignment and the Agreement shall be read, interpreted and enforced together as one agreement. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

6. Governing Law. This Assignment shall be subject to and construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of laws.

7. Notices. Any notices hereunder shall be sent in accordance with the terms and provisions of the Agreement.

[signature page follows]

Exhibit X-3 – Trademark Assignment and License Agreement – Page 2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of January 30, 2025.

C-Bond Systems, Inc.		C-Bond Systems, LLC

By:	/s/ Scott Silverman	By:	/s/ Scott Silverman
	Scott Silverman, its Chief Executive Officer		Scott Silverman, its Chief Executive Officer

Patriot Glass Solutions, LLC		Badcer Ops, Inc.

By:	/s/ Scott Silverman	By:	/s/ Jonathan Juchno
	Scott Silverman, its Chief Executive Officer		Jonathan Juchno, its Secretary and Director

STATE OF Florida	)
	)	ss
COUNTY Miami-Dade	)

On the 30th day of January, 2025, before me, the undersigned, personally appeared Scott Silverman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in said County and State.

/s/ Jessica Gosselin
Notary Public
My Commission Expires: 8/15/2025

STATE OF	)
	)	ss
COUNTY	)

On the 30th day of January, 2025, before me, the undersigned, personally appeared Jonathan Juchno, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in said County and State.

Notary Public
My Commission Expires: __/__/__

Exhibit X-3 – Trademark Assignment and License Agreement – Page 3

SCHEDULE 1

Trademarks

The following standard character marks, together with any extensions or derivatives thereof:

Patriot Glass Solutions

C-Bond Systems

C-Bond Secure

C-Bond BRS

C-Bond NanoCeramic Coating

C-Bond NanoExterior Guard

C-Bond NanoInterior Guard

A-1 Glass Coating

Glass Shield

Metal Shield

Mirror Shield

The following marks, to include the logos, styling, particular fonts, logos with adjacent and/or embedded text, and colors, together with any extensions or derivatives thereof:

Exhibit X-3 – Trademark Assignment and License Agreement – Page 4

Exhibit X-3 – Trademark Assignment and License Agreement – Page 5

Exhibit X-4

PATENT ASSIGNMENT

This Patent Assignment (the “Assignment”) is made between C-Bond Systems, LLC, a Texas limited liability company (“Assignor”), and Badcer Ops, Inc., a Nevada corporation (the “Assignee”), effective as of January 30, 2025 (the “Effective Date”), pursuant to that certain Debt Forgiveness, Equity Redemption and Strict Foreclosure Agreement dated as of January 30, 2025 (the “Agreement”).

WHEREAS, Assignor owns or controls all right, title and interest in and to certain U.S. Patents as listed on Schedule 1 hereto (collectively, the “Patents’”);

WHEREAS, Assignor wishes to assign, and Assignee wishes to obtain, all right, title and interest in and to the Patents; and

NOW THEREFORE, for and in consideration of the agreements contained in the Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Assignor hereby irrevocably assigns and transfers to Assignee and its successors, legal representatives and assigns all of its right, title and interest in and to:

a. the Patents;

b. any and all of the inventions, invention disclosures, and discoveries existing as of the Effective Date to the extent disclosed or claimed in the Patents;

c. any rights of priority created by such Patents under any treaty relating thereto;

d. all technical information, discoveries, improvements, processes, formulae, data, engineering, technical and shop drawings, inventions, shop-rights, know-how and trade secrets which are or may be useful or necessary in the use, development, or commercialization of the inventions described in the Patents;

e. the right to sue and bring any causes of action (whether currently pending, filed or otherwise) and all other enforcement rights and rights to remedies under, on account of, or related to any of the Patents including, without limitation, all causes of action and other enforcement rights for: (i) damages, (ii) injunctive relief, and (iii) other remedies of any kind for past, current and future infringement, misappropriation or violation of rights and all rights to sue for any of the foregoing; and

f. all rights to collect royalties and other payments under or on account of any of the Patents, as well as all rights to assign or sell an interest in such royalties or other payments to third parties.

Exhibit X-4 – Patent Assignment – Page 1

2. Representations and Warranties. Assignor hereby represents and warrants to the Assignee as follows:

a. Authority. Assignor has the right, power and authority to enter into this Assignment.

b. No Violations or Conflicts. Assignor is the sole owner of the Patents and is entitled to assign the Patents without the consent of any third party.

c. Non-Interference. Immediately following the Effective Date, Assignor does not own any Patents or other intellectual property that would conflict with Assignee’s ability to fully exploit the Patents. Assignor has disclosed to Assignee all patents, know-how and materials necessary or reasonably useful for the exploitation of the Patents.

3. Further Actions of Assignor. Assignor covenants and agrees to warrant and defend the transfer and assignment of Assignor’s rights under the Patents hereby made against all persons whomsoever to the extent arising from the actions of Assignor following the Effective Date, to execute and deliver further instruments of transfer and assignment and take such other action as Assignee may reasonably request to more effectively transfer and assign to Assignee each of the Patents, all at the sole cost and expense of Assignor; provided, however, that Assignor shall not be required to pay any costs or fees associated with filing this Assignment, or any other document related to the transfer of the Patents, with the United States Patent and Trademark Office.

4. Relation to the Agreement. This Assignment is being delivered subject and pursuant to the terms and conditions of the Agreement and is subject to the terms and conditions therein, and this Assignment and the Agreement shall be read, interpreted and enforced together as one agreement. Assignor acknowledges and agrees that the representations, warranties, covenants, agreements and indemnities contained in the Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Agreement and the terms hereof, the terms of the Agreement shall govern.

5. Governing Law. This Assignment shall be subject to and construed and enforced in accordance with the laws of the State of Texas without regard to principles of conflicts of laws.

6. Notices. Any notices hereunder shall be sent in accordance with the terms and provisions of the Agreement.

[signature page follows]

Exhibit X-4 – Patent Assignment – Page 2

IN WITNESS WHEREOF, Assignor has executed this Assignment as of January 30, 2025.

C-Bond Systems, LLC

By:	/s/ Scott Silverman
Scott Silverman, its Chief Executive Officer

STATE OF FL	)
	)	ss
COUNTY Broward	)

On the 30th day of January, 2025, before me, the undersigned, personally appeared Scott Silverman, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in said County and State.

/s/ Courtney Wood
Notary Public
My Commission Expires: 11/22/28

Exhibit X-4 – Patent Assignment – Page 3

SCHEDULE 1

Patents
Title	Jurisdiction	US Patent Number	Issue Date	Record Owner
Materials, treatment compositions, and material laminates, with carbon nanotubes	United States	US-10155877-B2	12/18/2018	C-Bond Systems, LLC
Nano-(multifunctional) solutions for glass and glass products: heterogeneous nano-self-assembly and/or coating	United States	US-10273347-B2	04/30/2019	C-Bond Systems, LLC
Composition for strengthening glass	United States	US-10696583-B2	06/30/2020	C-Bond Systems, LLC
Emulsion Compositions and Methods for Strengthening Glass	United States	US-11247938-B2	02/15/2022	C-Bond Systems, LLC

Exhibit X-4 – Patent Assignment – Page 4

Exhibit X-5

Badcer Stock Power

[XXXXX]

Exhibit X-6

Mr. Wanke Stock Power

[XXXXX]

Exhibit X-7

Badders Children’s Trust Stock Power

[XXXXX]

Exhibit X-8

Mr. Badders Stock Power

[XXXXX]